EXHIBIT 99.1


             Pro-Pharmaceuticals Issues Corporate Update

                  Outlines Achievements and Key Goals


    NEWTON, Mass.--(BUSINESS WIRE)--April 17,
2007--Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel, first-in-class carbohydrate compounds today announced it is issuing a corporate update in the following letter that is being mailed to shareholders.

    Dear Shareholder:

    2006 was a challenging year for our Company. We raised $10 million to fund our operations at a time when early stage pharmaceuticals were "out-of-favor" and we had only Phase I results. As a result, the terms and conditions of this financing were not ideal and put pressure on our share price. We have since restructured this financing. Our current plan is to raise capital to fund our development activities on more favorable terms. We plan to raise this capital through an equity financing, collaboration with pharmaceutical companies, or through other sources.

    Despite this challenge, we made excellent progress towards our goal to develop and commercialize our first-in-class carbohydrate-based therapeutic compounds. We sent substantial information to the U.S. Food & Drug Administration (FDA) to submit a New Drug Application (NDA) under Section 505 (b)(2) to allow DAVANAT(R) to be used intravenously with 5-Fluorouracil (5-FU) for cancer applications. We are using Section 505 (b)(2) to obtain more timely and efficient marketing approval of new formulations of previously approved therapeutics. The FDA requested additional chemistry, manufacturing and controls data for our NDA. We plan to file an NDA as soon as we complete the additional manufacturing information needed.

    Our lead drug DAVANAT(R), combined with 5-FU, has successfully completed a Phase I trial of end-stage patients with all solid tumors and a Phase II trial of end-stage colorectal cancer patients. Data from these trials show that DAVANAT(R), when co-administered with 5-FU, stabilized 43% (20 of 46) of end-stage cancer patients with measurable disease from 2 to 13 months. The pharmacokinetic results show that DAVANAT(R) increased the exposure time of 5-FU in cancer patients with no increase in toxicity, thereby improving the quality of life for these end-stage patients. As a result, we have moved from clinical trials for end-stage cancer patients to first-line therapies.

    5-FU is one of the most effective and widely used chemotherapy agents and has been administered extensively to treat various cancers such as colon, pancreatic, and stomach. 5-FU, however, is highly toxic to various organs within the body. 5-FU side effects include nausea, vomiting, cardiovascular damage, mouth sores, gastrointestinal ulceration and bleeding, skin darkening, fatigue, and even death. Therefore, 5-FU typically cannot always be administered to patients for sufficient periods of time or in adequate doses to be clinically efficacious. 5-FU historically has a half- life of approximately 6 to 22 minutes, averaging 10 minutes in the bloodstream.

    By combining DAVANAT(R) with 5-FU, we increased the half-life of 5-FU by 28 to 137 minutes. We found virtually no change in the area under the curve, suggesting that the presence of DAVANAT(R) does not change key toxicity markers in the bloodstream, such as white blood cells and blood platelet counts. When chemotherapy drugs are administered, an increase in toxicity and a decrease in different blood component levels are generally found. Although 5-FU is in the bloodstream of the patient for a longer duration, we found no increase in toxicity, thereby allowing 5-FU to work more effectively.

    5-FU is a case study as DAVANAT(R) has broad application and has been tested in clinical and pre-clinical studies in combination with leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (Avastin(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. The need to improve drug therapies, particularly anti-cancer agents, is significant and represents a large market opportunity.

    Our initial focus is the development of a new generation of anti-cancer treatments using carbohydrate polymers with the intent to enhance the safety and efficacy of chemotherapy agents. Our technology capitalizes on certain natural properties of carbohydrates which we believe may increase efficacy and reduce toxicity, "rescue" drugs that were shelved for toxicity or half-life issues, increase the solubility of existing drugs, and to develop new chemical entities.

    Clinical Progress

    Phase II, First Line, Colorectal Cancer Trial (Ongoing)

    We began dosing patients in our Phase II, first line, colorectal cancer trial. The Phase II study is an open-label, multi-center trial of DAVANAT(R) combined with 5-FU in a regimen with Avastin(R) and leucovorin in patients with locally advanced, unresectable or metastatic colorectal cancer and who are unable to tolerate intensive chemotherapy.

    Phase II, First Line, Biliary Cancer Trial (Ongoing)

    We recently began dosing patients in a Phase II study of DAVANAT(R) with 5-FU for first line treatment of advanced biliary cancer. This is an open-label, international study to evaluate the efficacy and safety of DAVANAT(R) in combination with 5-FU. Treatment of biliary cancer may represent an opportunity for Orphan Drug status approval.

    Additional information on these two trials and participating sites can be found at www.clinicaltrials.gov website, key word: DAVANAT(R).

    2007 Goals

    Building on our 2006 achievements, our 2007 goals are to:

    - Submit a New Drug Application with the FDA to allow DAVANAT(R) to be used intravenously with 5-FU for cancer applications, and to design a Phase III pivotal clinical trial;

    - Continue dosing patients and report interim results of our Phase II, first line, colorectal cancer trial and our Phase II, first line, biliary cancer trial;

    - Enter into a collaboration with a pharmaceutical partner who is evaluating our technology, and

    - Gain Orphan Drug status for DAVANAT(R) with the European
Medicines Agency for biliary cancer

    In closing, we are proud of our accomplishments and grateful to our board of directors, our scientific and medical advisory boards, our management team and our associates. We will continue to work hard to deliver value to our shareholders. I am grateful for your confidence and look forward to the opportunities ahead for our Company.

    David Platt, Ph.D.

    President & Chief Executive Officer

    FORWARD LOOKING STATEMENTS: Any statements in this letter about future expectations, plans and prospects for the Company, such as prospects for future financing, results of FDA reviews, clinical trial results, 2007 goals, and including without limitation, statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the SEC.


    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com